UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2012

General Electric Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	01-06461	13-1500700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Main Avenue, Norwalk, Connecticut		06851-1168
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 840-6300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 3.02  Unregistered Sales of Equity Securities.

The information with respect to 1,000 shares of General Electric Capital Corporation ("GECC") to be issued in connection with the Merger (as defined below in Item 8.01), pursuant to Section 4(2) of the Securities Act, as amended, is hereby incorporated by reference from Item 8.01 below.

Item 8.01  Other Events.

On January 20, 2012, General Electric Company ("GE") announced that its wholly-owned subsidiary, General Electric Capital Services, Inc. ("GECS"), intends to merge (the "Merger") with and into GECS’s wholly-owned subsidiary, GECC.  The Merger will simplify GE’s financial services' corporate structure by consolidating financial services entities and assets within the GE organization and simplifying Securities and Exchange Commission and regulatory reporting.

The Merger will be implemented pursuant to the Agreement and Plan of Merger, dated as of January 19, 2012, by and between GECS and GECC (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, GECC will be the surviving corporation and will succeed to and assume all GECS’s rights and obligations and GECC will be wholly-owned directly by GE.  Upon completion of the Merger, GECS’s subsidiaries, other than GECC (into which GECS will be merged), will become subsidiaries of GECC.  The directors and officers of GECC before and after the Merger will be the same.

GECS is principally a non-operating holding company whose main asset is 100% of the outstanding common stock of GECC.  GECS's other assets, totaling approximately $30 billion (net of eliminations), consist primarily of consolidated assets of wholly-owned subsidiaries engaged in run-off insurance operations retained by GE when it disposed of its insurance and reinsurance operations.

The obligations to be assumed by GECC as a result of the Merger include $300 million principal amount of GECS’s 7½% Guaranteed Subordinated Notes due August 21, 2035, which are guaranteed by GE (the "Notes").  Following the completion of the Merger, the GE guarantee will remain in place and the Notes will continue to be listed on the New York Stock Exchange.  The obligations to be assumed by GECC also include GECS’s outstanding commercial paper.

Pursuant to the terms of the Merger Agreement: (i) all outstanding shares of GECC common stock will be cancelled, (ii) all outstanding shares of common stock of GECS and all outstanding shares of preferred stock of GECS held by GE will be converted into an aggregate of 1,000 shares of common stock of GECC and (iii) all treasury shares of GECS and all outstanding shares of preferred stock of GECS held by GECC will be cancelled.

The completion of the Merger is subject to approval of the state regulator of GECS’s insurance operations or the notification by the state regulator that such approval is not required for the Merger.  The Merger is expected to be completed in the first quarter of 2012.

Following completion of the Merger, GECC’s statement of earnings and statement of financial position will be the same as such statements would have been for GECS had the Merger not occurred.  Attached hereto as Exhibit 99.1 and hereby incorporated by reference is a schedule of selected financial information related to the results of operations for the three and twelve-months ended December 31, 2011 and financial position at December 31, 2011 of GECS.

On January 20, 2012, GE issued a press release setting forth GE’s fourth-quarter and full-year 2011 earnings.  Attached hereto as Exhibit 99.2 and hereby incorporated by reference is a schedule of selected financial information related to the results of operations for the three and twelve-months ended December 31, 2011 and financial position at December 31, 2011 of GECC.

(2)

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed as part of this report:

Exhibit Description

99.1	Selected financial information of General Electric Capital Services, Inc.
99.2	Selected financial information of General Electric Capital Corporation

(3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Capital Corporation
(Registrant)

Date: January 20, 2012	/s/ Jamie S. Miller
Jamie S. Miller
Senior Vice President and Controller

(4)